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                                                                  EXHIBIT (5)(a)

                         INVESTMENT ADVISORY AGREEMENT

AGREEMENT (herein so called) made this May 31, 1997, by and between VAN KAMPEN AMERICAN CAPITAL LIFE INVESTMENT TRUST, a Delaware business trust (hereinafter referred to as the "TRUST"), and VAN KAMPEN AMERICAN CAPITAL ASSET MANAGEMENT, INC., a Delaware corporation (hereinafter referred to as the "ADVISER").

The TRUST and the  ADVISER agree as follows:

(1)  APPOINTMENT

a. The TRUST hereby appoints the ADVISER to act as investment adviser to the TRUST's Asset Allocation Portfolio, Domestic Income Portfolio, Enterprise Portfolio, Government Portfolio and Money Market Portfolio ("Initial Portfolios"), for the period and on the terms set forth in this Agreement. The ADVISER accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

b. In the event that the TRUST establishes one or more portfolios other than the Initial Portfolios with respect to which it desires to retain the ADVISER to act as investment adviser hereunder, it shall notify the ADVISER in writing. If the ADVISER is willing to render such services it shall notify the TRUST in writing whereupon such portfolio shall become a Portfolio hereunder and the compensation payable by such new portfolio to the ADVISER will be as agreed in writing at the time.

(2)  SERVICES RENDERED AND EXPENSES PAID BY ADVISER

  The ADVISER, subject to the control, direction and supervision of the TRUST's Trustees and in conformity with applicable laws, the TRUST's Agreement and Declaration of Trust ("Declaration of Trust"), By-laws, registration statements, prospectus and stated investment objectives, policies and restrictions of each Portfolio, shall:

         a. manage the investment and reinvestment of the TRUST's assets including, by way of illustration, the evaluation of pertinent economic, statistical, financial and other data, determination of the industries and companies to be represented in each of the TRUST's Portfolios, and formulation and implementation of investment programs;

         b. maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the account of each Portfolio of the TRUST with brokers or dealers selected by the ADVISER;

         c. conduct and manage the day-to-day operations of the TRUST including, by way of illustration, the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto, the furnishing of routine legal services except for services provided by outside counsel to the TRUST selected by the Trustees, and the supervision of the TRUST's Treasurer and the personnel working under his direction; and

         d. furnish to the TRUST office space, facilities, equipment and personnel adequate to provide the services described in paragraphs a., b., and
c. above and pay the compensation of each TRUST trustee and TRUST officer who is an affiliated person of the ADVISER, except the compensation of the TRUST's Treasurer and related expenses as provided below.

  In performing the services described in paragraph b. above, the ADVISER shall use its best efforts to obtain for the TRUST and each Portfolio the most favorable price and execution available and shall maintain records adequate to demonstrate compliance with this requirement. Subject to prior authorization by the TRUST's Trustees of appropriate policies and procedures, the ADVISER may, to the extent authorized by law, cause the TRUST to pay a broker or dealer that provides brokerage and research services to the ADVISER an amount of commission for effecting a portfolio investment
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transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. In the event of such authorization and to the extent authorized by law, the ADVISER shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action.

  Except as otherwise agreed, or as otherwise provided herein, the TRUST shall pay, or arrange for others to pay, all its expenses other than those expressly stated to be payable by the ADVISER hereunder, which expenses payable by the TRUST shall include (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase and sale of portfolio investments;
(iii) compensation of its trustees and officers other than those who are affiliated persons of the ADVISER; (iv) compensation of its Treasurer, compensation of personnel working under the Treasurer's direction, and expenses of office space, facilities, and equipment used by the Treasurer and such personnel in the performance of their normal duties for the TRUST which consist of maintenance of the accounts, books and other documents which constitute the record forming the basis for the TRUST's financial statements, preparation of such financial statements and other TRUST documents and reports of a financial nature required by federal and state laws, and participation in the production of the TRUST's registration statement, prospectuses, proxy solicitation materials and reports to shareholders; (v) fees of outside counsel to and of independent accountants of the TRUST selected by the Trustees; (vi) custodian, registrar and shareholder service agent fees and expenses; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to the issuance of its shares against payment therefor by or on behalf of the subscribers thereto; (ix) fees and related expenses of registering and qualifying the TRUST and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing of registration statements, prospectuses, reports, notices and proxy solicitation materials of the TRUST; (xi) all other expenses incidental to holding meetings of the TRUST's shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the TRUST's membership in trade associations approved by the Trustees; and (xv) such nonrecurring expenses as may arise, including those associated with actions, suits or proceedings to which the TRUST is a party and the legal obligation which the TRUST may have to indemnify its officers and trustees with respect thereto. To the extent that any of the foregoing expenses are allocated between the TRUST and any other party, such allocations shall be pursuant to methods approved by the Trustees.

  For a period of one year commencing on the effective date of this Agreement, the ADVISER and the TRUST agree that the retention of (i) the chief executive officer, president, chief financial officer and secretary of the ADVISER and
(ii) each director, officer and employee of the ADVISER or any of its Affiliates (as defined in the Investment Company Act of 1940), as amended (the "1940 Act")) who serves as an officer of the TRUST (each person referred to in
(i) or (ii) hereinafter being referred to as an "Essential Person"), in his or her current capacities, is in the best interest of the TRUST and the TRUST's shareholders. In connection with the ADVISER's acceptance of employment hereunder, the ADVISER hereby agrees and covenants for itself and on behalf of its Affiliates that neither the ADVISER nor any of its Affiliates shall make any material or significant personnel changes or replace or seek to replace any Essential Person or cause to be replaced any Essential Person, in each case without first informing the Board of Trustees of the TRUST in a timely manner. In addition, neither the ADVISER nor any Affiliate of the ADVISER shall change or seek to change or cause to be changed, in any material respect, the duties and responsibilities of any Essential Person, in each case without first informing the Board of Trustees of the TRUST in a timely manner.

(3)  ROLE OF ADVISER

  The ADVISER, and any person controlled by or under common control with the ADVISER, shall be free to render similar services to others and engage in other activities, so long as the services rendered to the TRUST are not impaired.

  Except as otherwise required by the Investment Company Act of 1940 (the "1940 Act"), any of the shareholders, trustees, officers and employees of the TRUST may be a shareholder, trustee, director,


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officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlled by or under common control with the ADVISER, and the ADVISER, and any person controlled by or under common control with the ADVISER, may have an interest in the TRUST.

  Except as otherwise agreed, in the absence of willful misfeasance, bad faith, negligence or reckless disregard of obligations or duties hereunder on the part of the ADVISER, neither the ADVISER nor any subadviser shall be subject to liability to the TRUST, or to any shareholder of the TRUST, for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.


(4) COMPENSATION PAYABLE TO THE ADVISER

  The TRUST shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee computed at the following annual rate:

 .50% on the first $500 million of the Portfolios' average daily net assets; .45% on the next $500 million of the Portfolios' average daily net assets; .and .40% of any excess over $1 billion.

  For purposes of this calculation, assets of such Portfolios shall be combined in calculating the investment advisory fee. Each Portfolio shall bear its pro rata share of such fee based upon its average daily net assets.

  Average daily net assets shall be determined by taking the average of the net assets for each business day (for each calendar day, in the case of the Money Market Portfolio) during a given calendar month calculated in the manner provided in the TRUST's Declaration of Trust. Such fee shall be payable for each calendar month as soon as practicable after the end of that month.

  The fees payable to the ADVISER by the TRUST pursuant to this Section 4 shall be reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the ADVISER, or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc., in connection with the purchase and sale of portfolio investments of the TRUST, less any direct expenses incurred by such person, in connection with obtaining such commissions, fees, brokerage or similar payments. The ADVISER shall use its best efforts to recapture all available tender offer solicitation fees and exchange offer fees in connection with the TRUST's portfolio transactions and shall advise the Trustees of any other commissions, fees, brokerage or similar payments which may be possible for the ADVISER or any other direct or indirect majority owned subsidiary of VK/AC Holding, Inc. to receive in connection with TRUST's portfolio transactions or other arrangements which may benefit the TRUST.

  In the event that the ordinary business expenses of the TRUST for any fiscal year should exceed .95% of average daily net assets, the compensation due the ADVISER for such fiscal year shall be reduced by the amount of such excess. The Adviser's compensation shall be so reduced by a reduction or a refund thereof, at the time such compensation is payable after the end of each calendar month during such fiscal year of the TRUST, and if such amount should exceed such monthly compensation, the ADVISER shall pay the TRUST an amount sufficient to make up the deficiency, subject to readjustment during the TRUST's fiscal year. For purposes of this paragraph, all ordinary business expenses of the TRUST shall include the investment advisory fee and other operating expenses paid by the TRUST except (i) for interest and taxes; (ii) brokerage commissions; (iii) as a result of litigation in connection with a suit involving a claim for recovery by the TRUST; (iv) as a result of litigation involving a defense against a liability asserted against the TRUST, provided that, if the ADVISER made the decision or took the actions which resulted in such claim, it acted in good faith without negligence or misconduct; and (v) any indemnification paid by the TRUST to its officers and trustees and the ADVISER in accordance with applicable state and federal laws as a result of such litigation.

  If the ADVISER shall serve for less than the whole of any month, the foregoing compensation shall be prorated.





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(5)  BOOKS AND RECORDS

  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the ADVISER hereby agrees that all records which it maintains for the TRUST are the property of the TRUST and further agrees to surrender promptly to the TRUST any of such records upon the TRUST's request. The ADVISER further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the Act.

(6)  DURATION OF AGREEMENT

  This Agreement shall become effective with respect to the Initial Portfolios on the date hereof, with respect to any additional Portfolios, on the date of receipt by the TRUST of notice from the ADVISER in accordance with Section 1(b) hereof that the ADVISER is willing to serve as investment adviser with respect to such Portfolio, provided that this Agreements (as supplemented by the terms specified in any notice and agreement pursuant to Section 1(b) hereof) shall have been approved by the shareholders of each Portfolio subject to this Agreement, in accordance with the requirements under the 1940 Act, and shall remain in full force until May 31, 1999 unless sooner terminated as hereinafter provided. This Agreement shall continue in force s to a particular Portfolio from year to year thereafter, but only so long as such continuance is approved at least annually by the vote of a majority of the TRUST's Trustees who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the TRUST's Trustees or a majority of the TRUST's outstanding voting securities.

  This Agreement shall terminate automatically in the event of its assignment. The Agreement may be terminated as to any Portfolio at any time by the TRUST's Trustees, by vote of a majority of the TRUST's outstanding voting securities, or by the ADVISER, on 60 days' written notice, or upon such shorter notice as may be mutually agreed upon. Such termination shall be without payment of any penalty.

(7) MISCELLANEOUS PROVISIONS

  For the purposes of this Agreement, the terms "affiliated person, " "assignment," "interested person," and "majority of the outstanding voting securities" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or the TRUST by the Securities and Exchange Commission (the "Commission"), or such interpretive positions as may be taken by the Commission or its staff, under the 1940 Act, and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

  The execution of this Agreement has been authorized by the TRUST's Trustees and by the sole shareholder. This Agreement is executed on behalf of the TRUST or the Trustees of the TRUST as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the TRUST individually but are binding only upon the assets and property of the TRUST. The TRUST is composed of multiple Portfolios. All obligations of the TRUST under this Agreement shall apply only on a Portfolio by Portfolio basis and the assets of one Portfolio shall not be liable for the obligations of any other Portfolio. A Certificate of Trust in respect of the TRUST is on file with the Secretary of State of Delaware.

  All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-laws principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

  In connection with its employment hereunder, the ADVISER hereby agrees and covenants not to change its name without the prior consent of the Board of Trustees of the TRUST.





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  The parties hereto each have caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.



VAN KAMPEN AMERICAN CAPITAL             VAN KAMPEN AMERICAN CAPITAL
ASSET MANAGEMENT, INC.                  LIFE INVESTMENT TRUST

By: /s/ Dennis J. McDonnell             By: /s/ Peter W Hegel
   -----------------------------           ---------------------------
Name: Dennis J. McDonnell               Name: Peter W. Hegel

Its: President                          Its: Executive Vice President





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